Exhibit 99.1

For immediate release	For more information, contact: Investor Relations (972) 699-4055 Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2010;
ANNOUNCES RESTRUCTURE IN EUROPE TO EXPAND SERVICE COVERAGE
WHILE IMPROVING OPERATING EFFICIENCY
Company Reports Net Income of $391,000; Earnings per Share of $0.01
DALLAS, TEXAS (May 6, 2010) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2010. Revenues for the quarter were $66.4 million, compared with $63.0 million for the first quarter 2009. The company reported net income of $391,000 for the quarter, inclusive of $1.6 million, net of tax, in restructuring costs. This compares with net income of $880,000 for the same period in 2009. The company’s first quarter revenues, operating income and net income were favorably impacted by foreign currency fluctuations by approximately $3.3 million, $230,000 and $49,000, respectively, for the first quarter 2010. Earnings per share (diluted) were $0.01 for the first quarter 2010, compared with earnings per share (diluted) of $0.02 for the prior year’s quarter.
“Our plan is working, and we are pleased that Furmanite is back in the black for the first quarter. Although market conditions showed little improvement, we maintained our revenues for the quarter at a level equivalent to the same period last year, after accounting for currency effects,” said Charles R. Cox, chairman and CEO of Furmanite Corporation. “Our results this quarter begin to show the kind of improvement that can be produced by lowering our costs and achieving greater efficiencies in our operating structure. Across all of our operations, we are committed to doing what is needed to control our own destiny and continue to deliver positive results.”
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

As part of the company’s ongoing initiative to contain costs and improve performance, Furmanite also announced today that it will restructure its operations in Scandinavia and Central Europe, and rename its Europe, Middle East and Africa operations, now called EMEA.
“The change in EMEA is part of Furmanite’s continuing drive to serve our customers better and increase our competitiveness. In effect, we are creating greater operating and administrative efficiencies among all offices in the region, while expanding our geographic and service coverage in Europe,” said Joseph E. Milliron, president and chief operating officer of Furmanite Corporation.
The EMEA operation will include three closely-linked and mutually-supportive regional organizations: an expanded Scandinavia Region, a unified Central Europe Region and the United Kingdom Region, which will provide support to the other two regions.
Furmanite’s Scandinavia Region will continue to serve established markets in Norway, while expanding coverage with new offices in Denmark and Sweden. The services offered through these offices will be Composite Repair, Leak Sealing and On-Site Machining. The industries served include Offshore, Refining, Nuclear and Hydro Power, Petrochemical and Pulp & Paper.
Furmanite’s Central Europe Region, currently organized as four separate country operations, will combine resources to operate as a single operating entity. Regional leadership, administration and operations will consolidate, while local sales and project execution in Germany, France, Belgium and The Netherlands will be maintained and strengthened. The full line of Furmanite services will continue to be offered to the industrial base in this region, which includes Refining, Petrochemical, Power, Nuclear, Metals and Offshore.
Furmanite’s United Kingdom Region will continue to serve all of the United Kingdom, as well as Africa, the Caspian Sea, Russia and the Middle East. This region will also support the other two EMEA Regions with engineering and manufacturing assistance.

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009

Revenues	$66,435	$63,032

Costs and expenses:
Operating costs	45,662	42,578
Depreciation and amortization expense	1,549	1,343
Selling, general and administrative expense	18,763	17,471

Total costs and expenses	65,974	61,392

Operating income	461	1,640

Interest income and other income (expense), net	342	(94)

Interest expense	(241)	(293)

Income before income taxes	562	1,253

Income tax expense	(171)	(373)

Net income	$391	$880

Earnings per common share — Basic	$0.01	$0.02

Earnings per common share — Diluted	$0.01	$0.02

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	March 31,	December 31,
	2010	2009

Cash	$31,418	$36,117
Trade receivables, net	52,838	52,021
Inventories	27,880	26,827
Other current assets	8,040	9,085

Total current assets	120,176	124,050

Property and equipment, net	30,421	30,168
Other assets	20,431	20,771

Total assets	$171,028	$174,989

Total current liabilities	$41,834	$44,439
Total long-term debt	30,107	30,139
Other liabilities	14,284	15,081
Total stockholders’ equity	84,803	85,330

Total liabilities and stockholders’ equity	$171,028	$174,989

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009

Net income	$391	$880

Depreciation, amortization and other non-cash items	2,182	1,593
Working capital changes	(4,521)	3,282

Net cash (used in) provided by operating activities	(1,948)	5,755

Capital expenditures	(2,365)	(1,410)
Payments on debt	(52)	(119)
Other, net	(36)	12
Effect of exchange rate changes on cash	(298)	(361)

(Decrease) increase in cash and cash equivalents	(4,699)	3,877
Cash and cash equivalents at beginning of period	36,117	30,793

Cash and cash equivalents at end of period	$31,418	$34,670